Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2009 with respect to the financial statements and the effectiveness of internal control over financial reporting, which appear in Denbury Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
June 23, 2009